Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Smadar Lavi	Rob Fink/Brad Nelson
Investor Relations	KCSA Strategic Communications
775-356-9029	212-896-1206 / 212-896-1217
slavi@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

 Ormat Technologies Reports 2014 Second Quarter Results

Net income for the second quarter of $9.1 million or $0.20 per share attributable to company's shareholders

Product segment backlog increased to a record $376.0 million

Company maintains 2014 annual revenue guidance

RENO, Nevada, August 5, 2014 -- Ormat Technologies, Inc. (NYSE: ORA) announced today its financial results for the second quarter of 2014.

Quarterly financial and operational highlights:

●

Quarterly revenues were $127.6 million, a 16.4% decrease from the second quarter of 2013 as a result of an expected reduction in Product Segment revenues. For the first six months of 2014, total revenues decreased slightly from the prior year by 0.6%;

●	Electricity segment revenue increase of 4.5% year over year;
●	Quarterly gross margins reached 31.3% for the second quarter and 34.6% for the first half of the year;
●	Adjusted EBITDA for the quarter reached $59.7 million and $130.3 million for the first half of the year;
●	Net income attributable to the company's shareholders of $9.1 million, or $0.20 per share for the second quarter and $30.7 million, or $0.67 per share for the first six months of 2014;
●	Sarulla Consortium closed a $1.17 Billion financing agreement;
●	Product backlog grew to a record of $376.0 million primarily with the addition of the Sarulla $254.0 million supply contract; and
●	Isaac Angel became CEO on July 1, 2014.

“We are pleased with the results for the second quarter, which reflect the continued success of our business and contributed to strong financial results in the first half of 2014,” said Ormat’s CEO Isaac Angel. “In our Electricity Segment, we continued to enhance our power plants, which will drive improvements in the segment. Even with the expected and scheduled outage of Heber 1, Electricity Segment revenues increased 4.5% compared to the prior year, and increased 19.5% for the first six months of 2014. In our Product Segment, we grew our backlog to a record $376.0 million with the addition of our $254.0 million supply contract at Sarulla.”

Mr. Angel concluded, “Overall, we are well positioned to continue to execute on our growth strategy. We reaffirm our 2014 guidance and expect total revenues to be between $540.0 million to $560.0 million with electricity revenues ranging $370.0 million to $380.0 million and our product segment revenues to be between $170.0 million and $180.0 million."

Financial Summary

For the three months ended June 30, 2014, total revenues decreased to $127.6 million from $152.7 million in the second quarter of 2013, a decrease of 16.4%. Electricity revenues increased 4.5% to $91.7 million in the three months ended June 30, 2014. Product revenues decreased 44.7% to $35.9 million in the three months ended June 30, 2014. By reaffirming our Product Segment guidance, we expect the second half of 2014 to be stronger than the first half with a strong fourth quarter.

Operating income for the three months ended June 30, 2014 was $22.3 million, compared to $37.9 million for the three months ended June 30, 2013. Operating income includes an $8.1 million write-off of our Wister site in California off-set by a $7.6 million pre-tax profit from the sale of the Heber Solar project in California.

For the three months ended June 30, 2014, the company reported net income attributable to the company's shareholders of $9.1 million, or $0.20 per share, compared to $25.2 million, or $0.55 per share, for the three months ended June 30, 2013. For the six months ended June 30, 2014, the company reported net income attributable to the company's shareholders of $30.7 million, or $0.67 per share, compared to $20.1 million, or $0.44 per share, for the six months ended June 30, 2013 and increase of 52.7%.

Adjusted EBITDA for the three months ended June 30, 2014 was $59.7 million, compared to $69.7 million for the three months ended June 30, 2013, a decrease of 14.3%. Adjusted EBITDA for the six months ended June 30, 2014 was $130.3 million, compared to $115.5 million for the six months ended June 30, 2013, an increase of 12.9%. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $103.6 million in the six months ended June 30, 2014, compared to $20.0 million in the six months ended June 30, 2013.

On August 5, 2014, ORMAT's Board of Directors approved a payment of a quarterly dividend of $0.05 per share pursuant to the company's dividend policy. The dividend will be paid on August 28, 2014 to shareholders of record as of closing of business on August 19, 2014.

As of June 30, 2014, cash and cash equivalents were $80.1 million. In addition, as of June 30, 2014, the company had $168.4 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. ET on Wednesday, August 6, 2014.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,800 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six and Three-Month Periods Ended June 30, 2014 and 2013

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$91,692	$87,713	$186,509	$156,011
Product	35,911	64,966	83,530	115,574
Total revenues	127,603	152,679	270,039	271,585
Cost of revenues:
Electricity	67,322	58,641	124,356	113,729
Product	20,324	43,657	52,267	80,698
Total cost of revenues	87,646	102,298	176,623	194,427
Gross margin	39,957	50,381	93,416	77,158
Operating expenses:
Research and development expenses	232	1,608	145	2,608
Selling and marketing expenses	3,216	3,777	6,595	15,286
General and administrative expenses	6,072	7,134	13,668	13,718
Write-off of unsuccessful exploration activities	8,107	—	8,107	—
Operating income	22,330	37,862	64,901	45,546
Other income (expense):
Interest income	90	87	201	128
Interest expense, net	(22,072)	(17,504)	(42,590)	(33,367)
Foreign currency translation and transaction gains (losses)	(55)	904	(693)	2,586
Income attributable to sale of tax benefits	6,130	5,783	12,847	9,315
Gain from sale of property, plant and equipment	7,628	—	7,628	—
Other non-operating expense, net	343	29	406	1,446
Income before income taxes and equity in income
losses of investees	14,394	27,161	42,700	25,654
Income tax provision	(4,967)	(5,780)	(11,287)	(9,827)
Equity in income (losses) of investees, net	(114)	9	(311)	9
Income from continuing operations	9,313	21,390	31,102	15,836
Discontinued operations:
Income from discontinued operations	—	4,480	—	5,311
Income tax provision	—	(363)	—	(614)
Total income from discontinued operations	—	4,117	—	4,697

Net income	9,313	25,507	31,102	20,533
Net income attributable to noncontrolling interest	(177)	(322)	(414)	(407)
Net income attributable to the Company's stockholders	$9,136	$25,185	$30,688	$20,126

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Income from continuing operations	$0.20	$0.46	$0.67	$0.34
Discontinued operations	-	0.09	-	0.10
Net Income	$0.20	$0.55	$0.67	$0.44

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,606	45,431	45,545	45,431
Diluted	45,963	45,448	45,827	45,443

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2014 and December 31, 2013

(Unaudited)

	June 30,	December 31,
	2014	2013

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$80,120	$57,354
Restricted cash, cash equivalents and marketable securities	54,077	51,065
Receivables:
Trade	78,764	95,365
Related entity	442	442
Other	7,963	11,049
Deue from Parent	607	382
Inventories	18,292	22,289
Costs and estimated earnings in excess of billings on uncompleted contracts	25,918	21,217
Deferred income taxes	2,484	523
Prepaid expenses and other	38,156	29,654
Total current assets	306,823	289,340
Unconsolidated investments	3,308	7,076
Deposits and other	23,480	22,114
Deferred income taxes	—	891
Deferred charges	35,674	36,738
Property, plant and equipment, net	1,468,012	1,452,336
Construction-in-process	247,901	288,827
Deferred financing and lease costs, net	29,429	30,178
Intangible assets, net	30,302	31,933
Total assets	$2,144,929	$2,159,433
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,800	$98,047
Short-term revolving credit lines with banks (full recourse)	42,600	—
Billings in excess of costs and estimated earnings on uncompleted contracts	28,185	7,903
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	30,208	31,137
Other loans	21,207	20,377
Full recourse	23,994	28,875
Total current liabilities	225,994	186,339
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	241,146	270,310
Other loans	300,429	311,078
Full recourse:
Senior unsecured bonds	250,443	250,596
Other loans	43,940	53,467
Revolving credit lines with banks (full recourse)	82,000	112,017
Liability associated with sale of tax benefits	50,829	60,985
Deferred lease income	62,029	63,496
Deferred income taxes	63,884	55,035
Liability for unrecognized tax benefits	5,589	4,950
Liabilities for severance pay	23,794	23,841
Asset retirement obligation	19,422	18,679
Other long-term liabilities	4,830	3,529
Total liabilities	1,374,329	1,414,322

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	738,842	738,929
Retained earnings	22,597	(6,722)
Accumulated other comprehensive income	(3,673)	487
	757,812	732,740
Noncontrolling interest	12,788	12,371
Total equity	770,600	745,111
Total liabilities and equity	$2,144,929	$2,159,433

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Six and Three-Month Periods Ended June 30, 2014 and 2013

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the six and three-month periods ended June 30, 2014 and 2013:

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

	(in thousands)		(in thousands)
Net cash provided by operating activities	$35,503	$1,734	$103,579	$19,950
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	20,152	15,626	39,328	29,962
Interest income	(90)	(87)	(201)	(128)
Income tax provision	4,967	6,143	11,287	10,441
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(788)	46,303	(23,658)	46,246
EBITDA	$59,744	$69,719	$130,335	$106,471

Termination fees	—	—	—	8,979
Adjusted EBITDA	$59,744	$69,719	$130,335	$115,450
Net cash provided by (used in) investing activities	$6,311	$(4,925)	$(29,012)	$(103,169)
Net cash provided by (used in) financing activities	$(9,621)	$(25,543)	$(51,801)	$45,484

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

	(in thousands)		(in thousands)
Net income	$9,313	$25,507	$31,102	$20,533
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	21,982	17,417	42,389	33,239
Income tax provision	4,967	6,143	11,287	10,441
Depreciation and amortization	23,482	20,652	45,557	42,258
EBITDA	$59,744	$69,719	$130,335	$106,471

Termination fees	—	—	—	8,979
Adjusted EBITDA	$59,744	$69,719	$130,335	$115,450